Exhibit 10.46

Separation Agreement (the “Agreement”)

By and between Biosight Ltd., with its registered office at 3 Hayarden St., Airport City, Lod, Israel (the “Company”), and RAM Technologies (RBY 2012) Ltd. (the “CEO”) and Dr. Ruth Ben Yakar (“Dr. Ben Yakar”), dated this 7th day of October 2021.

Whereas, the, Company and the CEO are parties to a certain Consultancy Agreement, dated December 21, 2014 (as amended, the “Consultancy Agreement”); and

Whereas, Dr. Ben Yakar has been serving as a member of the Company’s board of directors.

Whereas, on July 1, 2021, the Board of Directors of the Company (the “Board”) approved a certain merger transaction between the Company, Advaxis Inc. and Advaxis Inc.’s subsidiary (the “Merger”) pursuant to the terms and conditions set forth in the Agreement and Plan of Merger and Reorganization dated July 4, 2021 (as such agreement may be further amended by the parties thereto, the “Merger Agreement”); and

Whereas, the parties have reached certain agreements as further detailed herein, which shall enter into force and effect following and subject to the consummation of the Merger pursuant to the terms set forth below;

Therefore, it is hereby agreed by the parties as follows:

1.	Termination of Engagement: Immediately following to and contingent upon the closing of the Merger (the “Closing”) the CEO and Dr. Ben Yakar personally where applicable, shall: (i) resign from her Board position and cease to serve as an officer of the Company; and (ii) cease to act as the Company’s CEO; (iii) support the Company in the handover of responsibilities and perform all tasks assigned to it/her by the Board for a proper transition of her position to the new Company’s CEO (including without limitation, fully support the Merger) for a period of 12 months following the Closing (as such term is defined in the Merger Agreement) as a consultant of the Company (the “Consultancy Period”). The engagement of the parties shall automatically terminate upon the end of the Consultancy Period (subject to survival of provisions of the Consultancy Agreement which survive termination of the Consultancy Agreement, for the period and terms provided therein). In consideration for her services to the Company during the Consultancy Period, the CEO shall receive; (i) at the end of each month during the first three months of the Consultancy Period, an amount of NIS 92,400 + VAT; and (ii) at the end of each month during the remaining nine months of the Consultancy Period, an amount of NIS 5,000 + VAT. Continuing the provision of services under this section 1 by Dr. Ben Yakar (through the CEO) shall not be deemed as “Termination of Employment” for the purposes of Section 10.1 of Company’s 2009 Israeli Share Option Plan.

2.	Compensation pursuant to the Consultancy Agreement and Board Resolutions: Until the Closing, the Company shall continue to pay to the CEO the consideration to which the CEO is entitled pursuant to the Consultancy Agreement in accordance with the terms of the Consultancy Agreement and to any resolution of the Board, including without limitation, to the recommendations of the Board’s Compensation Committee and the resolution of the Board with respect to Dr. Ben Yakar’s annual bonus for 2021 dated March 22, 2021.

3.	Merger Bonus: Following to and contingent upon the Closing, the CEO shall be entitled to a one-time bonus payment in the amount of NIS 550,000 + VAT (the “Merger Bonus”). The Merger Bonus will be paid within 14 days following the Closing.

4.	Options: Immediately following and contingent upon the Closing the vesting of all the options that were granted to the Dr. Ben Yakar for her services as a member of the Company’s Board pursuant to the terms of Company’s 2009 Israeli Share Option Plan (the “Plan”) which shall be non-vested on the date of the Closing shall accelerate, similar to the acceleration of all other Company’s outstanding unvested options in the framework of the Merger Agreement, such that all such options shall be deemed fully vested as of the date of the Closing. Company undertakes that the shares purchased by Dr. Ben Yakar as a result of the exercise of her options under the Plan and assumption of such options by Advaxis Inc. shall not be subject to lock-up following the Merger, unless required by the lead banks and investors of the round of Private Investment in Public Equity contemplated by the Company. Notwithstanding the above, should such lead banks and investors require a lock up, the Company shall make its best efforts to avoid it with respect to Dr. Ben Yakar.

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5.	Mutual non-disparagement: The Company, including any of its officers and board members. will not disparage the CEO (nor Dr. Ben Yakar) or it/her performance or otherwise take any action or make any comment or statement, whether written or oral, that could reasonably be expected to adversely affect the CEO’s personal or professional reputation. Similarly, the CEO and Dr. Ben Yakar will not disparage the Company or any of its directors, officers, or employees or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of the Company or any of its directors, officers, or employees. Nothing herein is to be construed as attempting to impede either party’s obligation, as applicable, to respond to inquiries required by law.

6.	Continued Obligations: Nothing herein is intended to derogate from the Company, the CEO’s or Dr. Ben Yakar’s obligations under the Consultancy Agreement or any applicable law, including with respect to non-competition and/or confidentiality, for the specific periods stated therein, as set forth in the Consultancy Agreement.

7.	D&O Insurance and D&O Indemnification: Dr. Ben Yakar’s D&O insurance and indemnification agreement dated April 13, 2016 (and entered into effectiveness on May 1, 2016) shall continue to be in full force and effect following the termination date of the CEO’s and Company’s engagement, according to the terms provided thereof, but in any case, it shall remain in full force, at least, until such time as it remains in effect for all former directors and officers of the Company.

8.	Mutual Waiver: Other than with respect to the transactions contemplated herein, this Agreement constitutes a waiver of any claim(s) that either party might have, as of the date hereof, against the other party.

9.	Taxes: The CEO and Dr. Ben Yakar shall be solely responsible for income tax and other taxes and related payments required by law and applied on it/her in connection with the compensation paid to the CEO and Dr. Ben Yakar under this Agreement (including the options granted to Dr. ben Yakar under the Plan in accordance with the terms of the option agreements provided to Dr. Ben Yakar for her services as a member of the Board of Directors, which are subject to the conditions of Section 102(b)(2) (Capital Gain route) of the Israeli Tax Ordinance) and the Consultancy Agreement (), provided, however, that the Company may withhold any amounts as required by applicable law for tax purposes from any payments or other forms of compensation hereunder or in connection with this Agreement and/or the Consultancy Agreement.

10.	Further Waiver and Indemnification by the CEO and Dr. Ben Yakar: Subject to the Company’s fulfillment of its undertakings and declarations under this agreement, each of the CEO and Dr. Ben Yakar agrees and undertakes that (i) the above payments constitute the full, appropriate, and sole consideration for any claims or demands it/she might have against the Company with respect to it/her engagement period with the Company; (ii) apart from the aforesaid, it/she will not be entitled to any additional consideration or compensation in connection with the period of it/her engagement with the Company, and - (iii) it/she waives all claims, demands or rights against the Company. Each of the CEO and Dr. Ben Yakar will hold the Company and any of its directors, officers, employees, and service providers harmless of any damage or liability, relating to any payment or compensation component that a competent court of law may determine in the future CEO was entitled to under the Consultancy Agreement and/or during its engagement period with the Company. Nothing in this section or the preceding section is intended to derogate from Dr. Ben Yakar’s rights as an option holder or, as applicable, as a shareholder of the Company.

11.	Termination Date for This Agreement: In the event that the Closing shall not take place until the End Date (as such term was defined in the Merger Agreement), subject to extensions of the End Date pursuant to the terms of the Merger Agreement, this Agreement shall automatically be terminated and have no force and effect.

12.	Governing Law and Jurisdiction: This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Israel. Any dispute in connection with this Agreement or any of the transactions contemplated hereby shall be resolved exclusively in the competent court in Tel Aviv-Jaffa, Israel.

13.	Entire Agreement: This Agreement constitutes the entire understanding of the parties hereto and as such supersedes any oral or written agreement previously executed by the CEO and the Company.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above-mentioned.

/s/ Dr. Pini Orbach		/s/ Dr. Ruth Ben Yakar
biosight Ltd.		Dr. Ruth ben yakar

By:	Dr. Pini Orbach
title:	Director	/s/ Dr. Ruth Ben Yakar
RAM TECHNOLOGIES (RBY
2012) LTD.

		By:	D R. RUTH BEN YAKAR
title:

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